For Immediate Release:

For Additional Information Contact:
Ed McKeon/President and CEO
330-764-3131
December 7, 2011

Western Reserve Bancorp, Inc. Reports Third Quarter 2011 Earnings

Western Reserve Bancorp (“the Company,” OTCQB: WRBO) Medina, Ohio, the holding company for Western Reserve Bank today reported net income for the first nine months of 2011 was $934,000, a positive change of $1,861,000 from the net loss of $927,000 in the same period in 2010.   Total assets increased by $3,934,000 or 2.1% to $195,498,000 compared with $191, 564,000 at December 31, 2010 and deposits were reported as $174,927,000 an increase of 1.9% from $171,639,000 during the same period.

Ed McKeon, President and Chief Executive officer of the Company noted “that this change in net income was primarily due to a decrease in the provision for loan losses of $2,806,000 and the associated income tax effects.  Net interest income saw a modest increase of $69,000 or 1.3% for the nine month period reported.”

Mr. McKeon, further stated, “… allowance for loan losses is maintained at a level considered by bank management to be adequate to cover probable incurred credits losses in the loan portfolio. “  Provision for loan losses and the adequacy of the allowances for loan losses is based on the Company’s historical losses, adjusted for environmental factors, composition of the loan portfolio, economic conditions, and the credit worthiness of the Company’s borrowers, and other related factors.  McKeon emphasized that, “the Company is making every reasonable effort to work with its borrowers who are experiencing financial difficulty, most of whom have been customers for several years and have been negatively impacted by the recessionary economic conditions.”

Shareholder equity continues to grow having increased $920,000 or 5.3% to $18,257,000 at September 30, 2011 up from $17,337,000 at December 31, 2010.  This increase was directly attributed to increases in net income for the first nine months of 2011 and the after tax impact of the appreciation of the Company’s available for sale security portfolio totaling $167,000.  McKeon reported the book value of the Company’s common stock was $22.94 compared with $21.48 at December 31, 2010.

McKeon noted the board’s commitment to … “continue to follow its core strategic direction of supporting the communities in which we operate and in producing earnings for our shareholders.”  This approach is the fundamental driver in the continued expansion of both business and individual banking relationships with Western Reserve Bank.

Western Reserve Bancorp through its wholly owned subsidiary Western Reserve Bank provides a complete range of banking services to businesses and clients through its office locations in Medina and Brecksville, Ohio.  Information about Western Reserve Bank can be accessed on the internet at www.WesternReservebank.com.  The Company’s Market Maker is Tom Dooley, Boenning & Scattergood (866-326-8113)

The information contained in this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond Western’s control and could cause actual results to differ materially from those described in such statements. Although Western believes that the expectations reflected in such forward-looking statements are reasonable, Western can give no assurance that such expectations will prove to be correct. The forward-looking statements included in this discussion speak only as of the date they are made, and, except as required by law, Western undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect Western performance include, but are not limited to: regional and national economic conditions, including employment and real estate markets, becoming less favorable than expected resulting in, among other things, a deterioration in credit quality of assets, changes in levels of market interest rates which could reduce anticipated or actual margins, the nature, extent and timing of governmental actions and reforms, credit risks of lending activities, competitive pressures on product pricing and services and changes in technology.

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